<SEQUENCE>9
<FILENAME>exh10-2fundingcommit_jd.txt


                              JAMES DURWARD
                      Suite 1250, 520-5th. Ave. SW,
                        Calgary, Alberta, T2P 3R7


          Commitment to Provide Financing to Emission Control Inc.
                    as Required for Ongoing Operations

In the event that Emission Control Inc., (the "Company"), is not able to obtain funds required for maintaining its ongoing operations from other sources, I, James Durward, hereby agree and commit to provide, and/or arrange for, any such funds for the Company, on either a loan, equity, or combination basis, on such terms as may be mutually agreeable, and which comply with any regulatory rules and regulations applicable to such transactions.

At this time, it appears that the ongoing capital requirements of the Company, in order to properly maintain its status as a publicly traded company are approximately $20,000 per year.

I hereby state that I am capable of providing, and agree to provide and/ or arrange for such funds for such period of time as required, as long as I am an officer and director of the Company, until the Company is able to obtain adequate funding from other sources, and/or generate net earnings from revenues, which will sustain its ongoing operations.

Agreed to this 9th day of January, 2004


/s/ JAMES DURWARD
_________________
James Durward